Results of  October 1, 1998 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund
was held on
               October 7, 1999.  At the meeting, each of the
nominees for
               Trustees was elected, as follows:
                     Common Shares           Preferred
Shares
                               Votes
Votes
                  Votes for        withheld           Votes
for                 withheld
Jameson Adkins Baxter    17,485,999   180,651
Hans H. Estin  17,474,780     191,870
John A. Hill                            1,087          77
Ronald J. Jackson             17,487,421     179,229
Paul L. Joskow 17,493,310     173,340
Elizabeth T. Kennan           17,475,638     191,012
Lawrence J. Lasser            17,486,971     179,679
John H. Mullin III            17,492,866     173,784
Robert E. Patterson                        1,087        77
William F. Pounds             17,475,293     191,357
George Putnam  17,482,667     183,983
George Putnam, III            17,490,757     175,893
A.J.C. Smith   17,476,442     190,208
W. Thomas Stephens            17,490,502     176,148
W. Nicholas Thorndike         17,476,511     190,139



               A proposal to ratify the selection of KPMG
               LLP as the independent auditors of your fund was approved as follows:
               Common Shares-17,363,653 votes for, and
               80,761 votes against, with
               222,235 abstentions and broker non-votes.



               All tabulations are rounded to nearest whole number.